News Release I For Immediate Release
FactSet Reports Results for First Quarter 2022
◦Q1 revenues of $424.7 million, up 9.4% from Q1 2021
◦Q1 ASV plus professional services of $1.7 billion, up 9.2% year over year
◦GAAP operating margin of 28.9% and adjusted operating margin of 33.6%
◦Diluted GAAP EPS of $2.79, up 6.5% from the prior year; adjusted diluted EPS of $3.25, a 12.8% increase from the prior year
◦FactSet joined the S&P 500 on December 20, 2021
NORWALK, Conn., December 21, 2021 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its first quarter ended November 30, 2021.
First Quarter Fiscal 2022 Highlights
•Revenues increased 9.4%, or $36.5 million, to $424.7 million for the first quarter of fiscal 2022 compared with $388.2 million for the same period in fiscal 2021. The increase was primarily due to higher sales of analytics and research and advisory solutions. Organic revenues, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 9.1% to $423.2 million during the first quarter of fiscal 2022 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.7 billion at November 30, 2021, compared with $1.6 billion at November 30, 2020. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was also $1.7 billion at November 30, 2021, up $142.3 million from the prior year at a growth rate of 8.9%.
•Organic ASV plus professional services increased $16.9 million over the last three months. The primary contributors to this growth were higher sales of analytics and research and advisory solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin decreased to 28.9% compared with 31.2% for the same period last year, mainly driven by restructuring costs and real estate exit costs. Adjusted operating margin decreased to 33.6% compared with 34.3% in the prior year period, primarily as a result of increased infrastructure expenses and data costs, partially offset by lower compensation expenses.

•Diluted GAAP earnings per share (EPS) increased 6.5% to $2.79 compared with $2.62 for the same period in fiscal 2021. Adjusted diluted EPS increased 12.8% to $3.25 compared with the prior year period, primarily due to higher revenues and a decreased tax rate.
•The Company’s effective tax rate for the first quarter decreased to 10.2% compared with 15.8% a year ago, primarily due to higher than expected tax benefit associated with the exercise of stock options in the current quarter compared with the three months ended November 30, 2020.
•FactSet acquired Cobalt Software, Inc., a leading portfolio monitoring solutions provider for the private capital industry, in October 2021.
•FactSet reaffirms its annual outlook for fiscal 2022 as provided in September 2021. Please see the “Annual Business Outlook” section of this press release for details.
“I’m pleased to report that FactSet once again delivered impressive quarterly results, reflecting the continuing momentum in our business,” said Phil Snow, CEO, FactSet. “It is clear that the investments we have made in our business are paying off in top line growth. Demand for differentiated content remains strong, which we intend to capitalize on with our leading open content and analytics platform.”

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	November 30,
(In thousands, except per share data)	2021	2020	Change
GAAP revenues	$424,725	$388,206	9.4%
Organic revenues	$423,153	$387,891	9.1%
Operating income	$122,661	$121,031	1.3%
Adjusted operating income	$142,710	$133,003	7.3%
Operating margin	28.9%	31.2%
Adjusted operating margin	33.6%	34.3%
Net income	$107,647	$101,206	6.4%
Adjusted net income	$125,341	$111,283	12.6%
Diluted EPS	$2.79	$2.62	6.5%
Adjusted diluted EPS	$3.25	$2.88	12.8%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
“Underpinning our accelerating top-line growth is our ongoing dedication to cost discipline, productivity, and focused execution,” said Linda Huber, CFO, FactSet. “This allowed us to deliver a 28.9% GAAP operating margin and a 33.6% operating margin on an adjusted basis, which exceeds our fiscal 2022 adjusted operating margin guidance of 32.5% to 33.5%.”
Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services is revenue derived from project-based consulting and implementation.
ASV plus professional services was $1,706 million at November 30, 2021 compared with $1,562 million at November 30, 2020. Organic ASV plus professional services was $1,701 million at November 30, 2021, up $142.3 million from the prior year at a growth rate of 8.9%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $16.9 million over the last three months.
Buy-side and sell-side ASV growth rates for the first quarter of fiscal 2022 were 8.5% and 13.2%, respectively. Buy-side clients, who primarily include asset managers, asset owners, wealth managers, hedge funds, corporations, and channel partners, accounted for approximately 83% of organic ASV while the remainder came from sell-side firms that include broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas region was $1,054.9 million compared with ASV in the prior year period of $958.5 million. Organic ASV increased 9.4% to $1,048.2 million. Americas revenues for the quarter increased to $266.9 million compared with $244.3 million in the first quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenues growth rate was 8.5%.
ASV from the EMEA region was $452.0 million compared with ASV in the prior year period of $422.0 million. Organic ASV increased 7.2% to $453.4 million. EMEA revenues were $115.0 million compared with $105.8 million in the first quarter of fiscal 2021.

News Release I For Immediate Release
Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenues growth rate was 8.8%.
ASV from the Asia Pacific region was $175.4 million compared with ASV in the prior year period of $156.5 million. Organic ASV increased 13.6% to $176.2 million. Asia Pacific revenues were $42.8 million compared with $38.1 million in the first quarter of fiscal 2021. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenues growth rate was 13.7%.
Segment ASV does not include professional services, which totaled $24.0 million at November 30, 2021.
Operational Highlights – First Quarter Fiscal 2022
◦Client count as of November 30, 2021 was 6,759, a net increase of 306 clients in the past three months, primarily driven by an increase in corporate clients. The count includes clients with ASV of $10,000 and more.
◦User count increased by 1,229 to 162,161 in the past three months, primarily driven by an increase in research and advisory users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 92%.
◦Expense highlights include a restructuring charge of $9 million to drive organizational realignment. Ongoing savings from this realignment primarily will be used for product reinvestment and key talent retention. In addition, the Company recognized $4 million of expense related to vacating certain office space in New York City. The Company recently polled FactSet employees on optimal work arrangements and, consistent with what the Company has seen in the market, the majority of the Company's employees have indicated that they will work in a hybrid or a remote environment. Accordingly, FactSet is reassessing its real estate footprint to better reflect these new work arrangements.
◦Employee count was 10,898 as of November 30, 2021, up 2.6% over the last twelve months. Excluding acquisitions made over the last twelve months, headcount grew by 1.8% year over year, primarily driven by increased hiring in the Company's content and technology organizations.
◦Net cash provided by operating activities decreased to $72.9 million compared with $89.3 million for the first quarter of fiscal 2021, primarily due to the timing of tax payments in the UK and higher year-over-year employee bonus payments. Quarterly free cash flow decreased to $64.3 million compared with $70.9 million a year ago, a decrease of 9.3%, primarily due to the timing of tax payments in the UK, higher year-over-year employee bonus payments and a $9.7 million reduction in capital expenditures related to facilities build-outs completed in fiscal 2021.
◦A quarterly dividend of $31.0 million, or $0.82 per share, was paid on December 16, 2021 to holders of record of FactSet’s common stock at the close of business on November 30, 2021.
◦FactSet had the distinction of being added to the S&P 500 Index on December 20, 2021.
◦FactSet incorporated the FactSet Charitable Foundation as a nonprofit corporation in November 2021 to facilitate our corporate social responsibility goals.
◦FactSet announced the appointment of Kendra Brown as Global Head of Investor Relations. Ms. Brown has over 20 years of product development experience, including a focus on financial applications and content, as well as market analysis. She most recently held the position of Chief of Staff to the FactSet CEO.
◦FactSet acquired Cobalt Software, Inc., a leading portfolio monitoring solutions provider for the private capital industry. This acquisition advances FactSet’s strategy to scale its data and workflow solutions through targeted investments as part of its multi-year investment plan and expands its private markets offering.

◦FactSet launched its Technology, Media, and Telecoms (TMT) content offering. This furthers FactSet's strategy to bring more industry-specific, or “deep sector,” data to clients alongside analytic tools to drive improved access and workflow efficiency.

News Release I For Immediate Release
◦FactSet also launched fixed income trading capabilities for its leading execution management system (EMS). With the introduction of fixed income trading, Portware now enables clients to trade more efficiently across more asset classes. FactSet worked with longtime client GIC to build out these new capabilities, which now operates in parallel with the other asset classes already supporting GIC’s global trading desks.
◦FactSet joined Amazon Web Services (AWS) Data Exchange, with a comprehensive financial data and analytics offering. FactSet will deploy over 30 proprietary datasets available within the FactSet ecosystem on AWS Data Exchange, which will allow clients to leverage FactSet’s leading content for faster, more efficient decision-making.
Share Repurchase Program
FactSet repurchased 46,200 shares of its common stock for $18.6 million at an average price of $403.44 during the first quarter under the Company’s existing share repurchase program. As of December 21, 2021, $181.3 million is available for share repurchases under this program.
Annual Business Outlook
FactSet provided its outlook for fiscal 2022 on September 28, 2021. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially, particularly with the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2022 Expectations
•Organic ASV plus professional services is expected to increase in the range of $105 million to $135 million over fiscal 2021.
•GAAP revenues is expected to be in the range of $1,705 million to $1,720 million.
•GAAP operating margin is expected to be in the range of 31% to 32%.
•Adjusted operating margin is expected to be in the range of 32.5% to 33.5%.
•FactSet's annual effective tax rate is expected to be in the range of 14.5% to 15.5%.
•GAAP diluted EPS is expected to be in the range of $11.60 to $11.90. Adjusted diluted EPS is expected to be in the range of $12.00 to $12.30.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2022. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, December 21, 2021, at 11:00 a.m. Eastern Time to discuss its first quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	9771799

News Release I For Immediate Release
An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until December 28, 2021 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 9771799.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further excludes the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude intangible asset amortization, the impact of the fair valuing of deferred revenues acquired in a business combination and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been reduced by capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 162,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Investor Relations Contact:
Kendra Brown
+1.203.810.2684
kbrown@factset.com

Media Contact:
Lisa Knoll
+1.203.810.1327
lknoll@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	November 30,
(In thousands, except per share data)	2021	2020
Revenues	$424,725	$388,206
Operating expenses
Cost of services	207,149	188,088
Selling, general and administrative	94,915	79,087
Total operating expenses	302,064	267,175

Operating income	122,661	121,031

Other income (expense)
Interest expense, net	(1,494)	(1,029)
Other (expense) income, net	(1,237)	230
Income before income taxes	119,930	120,232

Provision for income taxes	12,283	19,026
Net income	$107,647	$101,206

Diluted earnings per common share	$2.79	$2.62
Diluted weighted average common shares	38,641	38,697

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	November 30, 2021	August 31, 2021
ASSETS
Cash and cash equivalents	$673,900	$681,865
Investments	34,993	35,984
Accounts receivable, net of reserves of $4,433 at November 30, 2021 and $6,431 at August 31, 2021	157,390	151,187
Prepaid taxes	23,840	13,917
Prepaid expenses and other current assets	58,445	50,625
Total current assets	948,568	933,578

Property, equipment and leasehold improvements, net	122,407	131,377
Goodwill	783,025	754,205
Intangible assets, net	139,313	134,986
Deferred taxes	2,125	2,250
Lease right-of-use assets, net	227,904	239,064
Other assets	31,022	29,480
TOTAL ASSETS	$2,254,364	$2,224,940

LIABILITIES
Accounts payable and accrued expenses	$105,481	$85,777
Current lease liabilities	31,240	31,576
Accrued compensation	50,088	104,403
Deferred revenue	54,778	63,104
Dividends payable	30,973	30,845
Total current liabilities	272,560	315,705

Long-term debt	574,580	574,535
Deferred taxes	15,784	14,752
Deferred revenue, non-current	7,720	8,394
Taxes payable	31,305	30,279
Long-term lease liabilities	249,752	259,980
Other liabilities	3,768	4,942
TOTAL LIABILITIES	$1,155,469	$1,208,587

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,098,895	$1,016,353

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,254,364	$2,224,940

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	November 30,
(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$107,647	$101,206
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	19,432	15,290
Amortization of lease right-of-use assets	11,117	10,697
Stock-based compensation expense	10,401	11,317
Deferred income taxes	1,507	437
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(5,268)	(342)
Accounts payable and accrued expenses	20,702	2,240
Accrued compensation	(53,457)	(45,858)
Deferred fees	(10,248)	(9,724)
Taxes payable, net of prepaid taxes	(9,524)	13,302
Lease liabilities, net	(10,521)	(10,007)
Other, net	(8,870)	718
Net cash provided by operating activities	72,918	89,276

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(8,583)	(18,333)
Acquisition of businesses, net of cash and cash equivalents acquired	(50,018)	(41,916)
Purchases of investments	(250)	(250)
Proceeds from maturity or sale of investments	—	2,177
Net cash used in investing activities	(58,851)	(58,322)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(18,639)	(43,144)
Dividend payments	(30,656)	(29,103)
Proceeds from employee stock plans	35,763	17,993
Other financing activities	(2,950)	(2,123)
Net cash used by financing activities	(16,482)	(56,377)

Effect of exchange rate changes on cash and cash equivalents	(5,550)	(45)
Net decrease in cash and cash equivalents	(7,965)	(25,468)
Cash and cash equivalents at beginning of period	681,865	585,605
Cash and cash equivalents at end of period	$673,900	$560,137

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2021	2020	Change
GAAP revenues	$424,725	$388,206	9.4%
Deferred revenues fair value adjustment(a)	86	60
Adjusted revenues	424,811	388,266	9.4%
Acquired revenues(b)	(2,267)	(375)
Currency impact (c)	609	—
Organic revenues	$423,153	$387,891	9.1%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	November 30,
(In thousands, except per share data)	2021	2020	Change
Operating income	$122,661	$121,031	1.3%
Deferred revenues fair value adjustment	86	60
Intangible asset amortization	6,052	5,699
Transformation costs (a)	1,188	4,252
Business acquisition costs	—	230
Restructuring / severance	9,028	1,014
Real estate charges	3,695	717
Adjusted operating income	$142,710	$133,003	7.3%
Operating margin	28.9%	31.2%
Adjusted operating margin (b)	33.6%	34.3%

Net income	$107,647	$101,206	6.4%
Deferred revenues fair value adjustment	77	51
Intangible asset amortization	5,419	4,797
Transformation costs (a)	1,064	3,579
Business acquisition costs	—	194
Restructuring / severance	8,084	853
Real estate charges	3,309	603
Income tax items	(259)	—
Adjusted net income (c)	$125,341	$111,283	12.6%

Diluted earnings per common share	$2.79	$2.62	6.5%
Deferred revenues fair value adjustment	0.00	0.00
Intangible asset amortization	0.14	0.12
Transformation costs (a)	0.03	0.10
Business acquisition costs	—	0.00
Restructuring / severance	0.21	0.02
Real estate charges	0.09	0.02
Income tax items	(0.01)	—
Adjusted diluted earnings per common share (c)	$3.25	$2.88	12.8%
Weighted average common shares (Diluted)	38,641	38,697
(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenues fair value adjustments and other items were taxed at the quarterly effective tax rates of 10.5% for fiscal 2022 and 15.8% for fiscal 2021.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2022 Guidance
(In millions, except per share data)	Low end of range	High end of range
GAAP Revenues	$1,705	$1,720
GAAP Operating Income	$528	$550
GAAP Operating margin	31.0%	32.0%

Intangible asset amortization (a)	18	18
Transformation costs (b)	8	8

Adjusted Operating Income	$554	$576
Adjusted operating margin	32.5%	33.5%

GAAP Net income	$446	$457
Intangible asset amortization (a)	16	16
Transformation costs (b)	6	6
Discrete tax items	(7)	(7)
Adjusted net income	$461	$472

GAAP Diluted earnings per common share	$11.60	$11.90
Intangible asset amortization	0.41	0.41
Transformation costs	0.16	0.16
Discrete tax items	(0.17)	(0.17)
Adjusted diluted earnings per common share	$12.00	$12.30
(a)The income tax effect related to intangible asset amortization is $2.4 million for the period presented above.
(b)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan. The income tax effect related to this item is $1.6 million for the period presented above.

Free Cash Flow

(Unaudited)	Three Months Ended
	November 30,
(In thousands)	2021	2020	Change
Net Cash Provided for Operating Activities	$72,918	$89,276
Capital Expenditures	(8,583)	(18,333)
Free Cash Flow	$64,335	$70,943	(9.3)%

News Release I For Immediate Release
Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q1'22	Q4'21	Q3'21	Q2'21	Q1'21	Q4'20	Q3'20	Q2'20
% of ASV from buy-side clients	83.1%	83.2%	83.8%	84.0%	84.0%	83.8%	84.1%	84.1%
% of ASV from sell-side clients	16.9%	16.8%	16.2%	16.0%	16.0%	16.2%	15.9%	15.9%

ASV Growth rate from buy-side clients	8.5%	6.5%	5.6%	5.5%	5.1%	5.4%	4.8%	4.5%
ASV Growth rate from sell-side clients	13.2%	12.0%	8.0%	6.3%	4.4%	4.6%	5.6%	2.9%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q1'22
As reported ASV plus Professional Services (a)	$1,706.3
Currency impact (b)	2.7
Acquisition ASV (c)	(7.9)
Organic ASV plus Professional Services	$1,701.1
Organic ASV plus Professional Services growth rate	8.9%
(a)Includes $24.0 million in professional services as of November 30, 2021.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.